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                                                                    EXHIBIT 4.53


                          MANAGEMENT SERVICES AGREEMENT

                                     between

                         DURBAN ROODEPORT DEEP, LIMITED
                        (REGISTRATION NO 1895/000926/06)
                                     ("DRD")

                                       and

                       EAST RAND PROPRIETARY MINES LIMITED
                        (REGISTRATION NO. 1893/00773/06)
                                    ("ERPM")

WHEREAS ERPM and DRD wish to enter into a management services agreement on the terms and conditions recorded herein.

1. DURATION

This agreement shall commence on 8 October 2002 and endure for an initial fixed period of 2 (two) years, until 2 October 2004, whereafter it will be automatically renewed for further annual periods until terminated either:

   1.1. by either party on 6 (six) months written notice given prior to 7 October 2004 or on the expiry of any annual period thereafter; or

   1.2. upon the final cessation by ERPM of mining and related activities,

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provided that ERPM shall not be entitled to terminate this agreement foras long as ERPM is indebted to DRD for any cause of indebtedness whatsoever; and

    (a) as long as it is a wholly owned subsidiary of Crown Gold Recoveries
        (Pty) Ltd ("CROWN") and DRD has a 40% shareholding in the latter company through Crown Consolidated Gold Recoveries Ltd; and
    (b) for as long as DRD is financially committed to ERPM or on behalf of ERPM or on behalf of ERPM to third parties.

In the event of the proposed sale agreement of shares in ERPM to CROWN not being implemented, ERPM shall be entitled to cancel this agreement at any time on 3 (three) months written notice, provided that ERPM repays DRD all outstanding amounts owed to DRD and, If required by CROWN, accepts cession and assignment from CROWN of all hedging commitments put in place for gold production of ERPM.

2. NOW THEREFORE IT IS AGREED:

   2.1. That DRD shall provide to ERPM the services set out in paragraph 3, for which DRD will be remunerated on the basis of this agreement.

   2.2. ERPM acknowledges that it is aware that DRD acts in the same or similar capacity for other companies and agrees that DRD shall be entitled to continue to do so and, accordingly, that the services will not be available to ERPM on an exclusive full-time basis.

3. SPECIFIC SERVICES TO BE RENDERED

DRD shall provide ERPM with the following specific services:

   3.1.     Executive services;
   3.2.     Financial management;
   3.3.     Gold administration and hedging;
   3.4.     Treasury services;
   3.5.     Engineering services;
   3.6.     Metallurgical services;

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   3.7.     Public relations services;
   3.8.     Mineral resource services;
   3.9.     Critical equipment pool services;
   3.10.    Human resources strategic direction;
   3.11.    Legal services;
   3.12.    Environmental services;
   3.13.    Contracts and insurance services;
   3.14.    Company secretarial services.

4. REMUNERATION CHARGE

   4.1. The monthly charge payable by ERPM to DRD for the specific services rendered and to be rendered in terms of this agreement shall be R1 443 500,00 per month calculated in terms of Annexure A for the first two years, escalating by the September CPI inflation rate (all indexes) per annum compounded on 8 October 2004 and annually thereafter.

   4.2. DRD shall be entitled to second certain employees to ERPM on a full time basis from time to time and the costs of such employees shall be payable by ERPM in addition to the fee in 4.1.

   4.3. The charge far each month shall be payable monthly in arrears on the last working day of each month. The amounts payable as per 4.1 are exclusive of VAT.

   4.4. Should ERPM request DRD to provide:

        4.4.1. services other than those specifically set out in paragraph 3; or

        4.4.2. services which may fall within the general categories set out in paragraph 3 but which go beyond those required in the ordinary and normal course of ERPM's business or are of an extraordinary nature, then the fees payable by DRD shall be that amount as may be agreed upon between DRD and ERPM when those services are requested.

5. LIMITATION OF LIABILITY

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   Neither DRD nor its directors or employer shall be responsible for any liability, loss or damage suffered or incurred by ERPM, its employees, agents, contractors, invitees, guests or any other persons whosoever, whether or not such liability, loss or damage is caused or incurred through or as a result of any act or omission or the negligence of DRD, its employees or agents, or otherwise howsoever, and ERPM hereby indemnifies and holds harmless DRD against any claim by any such employee, agent, contractor, invitee guest or other person and all legal costs which may be incurred by or awarded against DRD in respect of or arising out of such claim.

6. FORCE MAJEURE

   6.1. If DRD is rendered unable, wholly or in part, by "force majeure" to carry out any obligation under this agreement, DRD shall give prompt notice to ERPM of such force majeure with full particulars thereof and insofar as known the probable extent to which it will be unable to perform or be delayed in performing such obligation, whereupon such obligation of DRD shall be suspended so far as it is affected by such force majeure during but not longer than the continuance thereof. In the event of a substantial and material portion of DRD's obligations being so suspended for a period exceeding 6 (six) months, either party shall be entitled to terminate this agreement upon 30 (thirty) days written notice.

   6.2. For the purpose of 6.1, "force majeure" shall mean an act of God, strike, lock-out, act of public enemy, war (declared or undeclared), blockade, revolution, riot, insurrection, civil commotion, lightning, fire, storm, flood, explosion, governmental act or restraint, embargo, unavailability of equipment or transport and other cause whether of a kind specifically set out above or otherwise, which is not reasonably within the control of DRD and whether of a temporary or permanent nature.

7. ARBITRATION

   7.1. Any dispute arising out of this Agreement or the interpretation thereof, both while in force and after its termination, shall be submitted to and determined by arbitration. Any party may demand arbitration by notice in writing to the other parties. Such arbitration shall be held in Johannesburg unless otherwise agreed to in writing and shall be held in a summary manner with a view to it being completed as soon as possible.

   7.2. There shall be 1 (one) arbitrator who shall be, where the question and issue is:

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        7.2.1. primarily an accounting matter, an Independent chartered accountant of 10 (ten) years standing;

        7.2.2. primarily a legal matter, a practising Senior Counsel; or

        7.2.3. primarily a technical matter, a suitably qualified person.

   7.3. The appointment of the arbitrator shall be agreed upon between the parties in writing but, failing agreement between them, within a period of 14 (fourteen) days after the arbitration has been demanded in terms of clause 7.1, any party shall be entitled to request the President for the time being of the Law Society of the Northern Provinces to make the appointment and, in making his appointment, to have regard to the nature of the dispute.

   7.4. The arbitrator shall have the powers conferred upon an arbitrator under the Arbitration Act 1965 (as amended), but shall not be obliged to follow the procedures prescribed in that Act and shall be entitled to decide on such procedures as he may consider desirable for the speedy determination of the dispute, and in particular he shall have the sole and absolute discretion to determine whether and to what extent it shall be necessary to file pleadings, make discovery of documents or hear oral evidence.

   7.5. The decision of the arbitrator shall be final and binding on the parties and may be made an order of any court of competent jurisdiction. The parties hereby submit themselves to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa, or any successor thereto, should any Party wish to make the arbitrator's decision an order of that Court.

8. DOMICILIA

   The parties choose as their respective domicilia citandi et executandi for all purposes connected with this agreement, the following addresses, namely:

   DRD                 Physical Address:       DRD Building
                                               45 Empire Road
                                               Parktown
                                               Johannesburg

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                                                                          Page 6

                       Postal Address:         P O Box 390
                                               Maraisburg, 1700

                       Fax No:                 482-1022


   ERPM:               Physical Address:       Corner Main Reef & Pretoria Roads
                                               Boksburg

                       Postal Address:         P O Box 2227
                                               Boksburg, 1460

                       Fax No:                 892-4650

9. CONFIDENTIALITY

   9.1. No party shall make any announcement or statement regarding this agreement or its content without first having obtained the others' approval and prior written consent to such announcement or statement and its terms.

   9.2. The provisions of 9.1 shall not apply in respect of any announcement or statement which any of the parties is legally obliged to make by virtue of its shares being listed on either the JSE Securities Exchange, South Africa or any other exchange, provided that the party concerned shall consult with the other parties prior to making any announcement or statement contemplated in this clause 9.2

   9.3. No party to this agreement shall disclose the contents of this agreement to any person other than its bankers and to those of its employees who need to have such knowledge for the proper performance of their duties.

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   SIGNED at Boksburg on this 10th day of October 2002.


                                         For:  DURBAN ROODEPORT DEEP, LIMITED

Witness:  /s/ R. Mendelow                      /s/ F.H. Coetzee
        ----------------------                 --------------------------------
                                                          DIRECTOR


   SIGNED at Boksburg on this 10th day of October 2002.


                                         For:  EAST RAND PROPRIETARY MINES
                                               LIMITED

Witness:   /s/ R. Mendelow                     /s/ K. Wright
        ------------------------               -------------------------------
                                                          DIRECTOR

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                                                                      ANNEXURE A

   MANAGEMENT FEE

                                                                    TIME         RATE          BENCHMARK       Allocation
   SERVICE                               PERSON                    (HOURS)       DRD           RATE(*)         DRD
   ------------------------------------  ------------------------  -----------   -----------   --------------  ----------
   Executive services                    MWW                          39         6,000                            234,000
                                         FC                          155         3,000                            468,000
                                         ILM                          39         3,000                            117,000
                                         BB                           39         1,500                             58,500

   Financial management                  K Dissel                     20         1,500             1,600           30,000

   Gold admin and treasury               A Beyers                     20         1,000             1,350           20,000

   Engineering service                   G Dempsey                   146         1,500             1,800          219,000

   Metallurgical services                B Ebell                      39         1,000             1,350           38,000

   Public relations                      Russels                      39         1,500             1,800           58,500

   MRM                                   D vd Bergh                   20         1,500             1,800           30,000

   HR training and IR                    J Engels                     39         2,000             1,800           40,000

   Environmental                         M Marais                     39         1,000             1,350           39,000

   Contracts and Insurance               K Hall                       39         1,000             1,350           39,000

   Secretarial                           M Eloff                      20         1,500             1,800           30,000

   Legal                                 B Morton                     39         1,000             1,350           21,500
                                                                                                                ---------
                                                                                                                1,443,500

   *Benchmark rates based on one of the big five auditing firms

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                                                                          Page 9

   RESOLUTION OF DIRECTORS OF EAST BAND PROPRIETARY MINES LIMITED ("THE COMPANY") PASSED AT JOHANNESBURG ON 10 OCTOBER 2002

   RESOLVED:

   That the Memorandum of Agreement between the present shareholders of the company and Crown Gold Recoveries (Pty) Limited ("the Agreement'), whereby such shareholders sell to Crown their shares in and shareholders' claims against the company, be and is hereby noted and approved by the company;

   that the company acknowledges, notes, and agrees as it hereby does, to the cessions by those present shareholders of the company who have shareholders' claims against the company, as defined in clause 1.1.6 of the Agreement, of such claims to Crown Gold Recoveries (Pty) Limited, and the pledge by all the shareholders of the company, of their shares to Crown, all IN SECURITUM DEBITI in terms of clause 5.3 of the Agreement.

                            CERTIFIED A TRUE AND CORRECT COPY OF THIS RESOLUTION


                            ---------------------------------
                            SECRETARY 0F THE COMPANY